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                                                                    EXHIBIT 99.1

[PetroQuest Energy, Inc. Letterhead]



NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:  Robert R. Brooksher, Vice President -
                                                        Corporate Communications
                                   (337) 232-7028

                 PETROQUEST ENERGY POSTS 68% GROWTH IN RESERVES,
                     342% RESERVE REPLACEMENT RATE FOR 2001


Lafayette, Louisiana - February 26, 2002 - PetroQuest Energy, Inc. (NASDAQ:PQUE) announced today that it ended 2001 with proved reserves of 82.2 billion cubic feet equivalent (Bcfe) of natural gas and a reserve replacement rate of 342%. This represents an increase of 68% over 2000 year-end proved reserves of 48.8 Bcfe.

At December 31, 2001, the Company's independent petroleum engineers estimated the net present value, excluding income taxes, of these reserves, using prices in effect as of year-end 2001 and discounted 10%, at $88.2 million.

Reserve additions from drilling and acquisitions, including revisions, equaled
47.2 Bcfe and represents a reserve replacement rate equal to 342% of the Company's 2001 production of approximately 13.8 Bcfe. All-inclusive finding and development costs for the year were $1.43 per Mcfe.

The 2001 reserve increase is the result of the Company's successful drilling program onshore and offshore in the Gulf Coast Region where thirteen wells were drilled during the year with ten wells completed for a 77% success rate.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.